Exhibit 10.5

September 30, 2013

Yaskawa Electric Corporation

2-1 Kurosakishiroishi, Yahatanishi-ku

Kitakyushu 806-0004

Japan

Attention:  Shuji Murakami, Director, Corporate Vice President.

Re: Yaskawa Electric Corporation Investment in Argo Medical Technologies Ltd.

Ladies and Gentlemen:

Reference is hereby made to that certain Series D Preferred Stock Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among, inter alia, Argo Medical Technologies Ltd., a limited liability company incorporated under the laws of the State of Israel (the “Company”), Yaskawa Electric Corporation, a Japanese corporation (“YEC”) and the Lenders. Capitalized terms used and not otherwise defined herein will have the meanings ascribed thereto in the Purchase Agreement.

Effective and contingent upon, and in consideration of, the acquisition by YEC of the Series D-1 Preferred Shares pursuant to the Purchase Agreement, the Company and YEC hereby agree to the terms and conditions of this letter agreement (this “Letter Agreement”).

1.	Acquisition Rights.

A. In the event that the Company receives an Acquisition Proposal (as defined below) which the Company desires to entertain, or the Board, acting in good faith, authorizes the Company or any of its officers, directors, representatives or agents to initiate or pursue an Acquisition Proposal, then within four (4) business days after such receipt or authorization, as applicable, the Company will provide YEC with confidential written notice (the “Notice”) stating the Company’s receipt of such Acquisition Proposal or such authorization of the Board. If the Company is not restricted by the potential acquiring party or parties (whether by an NDA or other written instrument) to disclose its/their name(s), the Company will disclose the specific name of such acquiring party or parties to YEC, but the Company shall not have any obligation to disclose any other terms of such Acquisition Proposal to YEC. Immediately after delivering the Notice to YEC, the Company will make members of its management reasonably available to YEC to discuss any Acquisition Proposal that YEC may desire to make, and if YEC shall deliver its own proposal to the Company, and such proposal was approved by the Company Board, Company shall provide YEC and its representatives access to the Company’s documents and other information relating to the Company and its business, products and technology in order to enable YEC to conduct a due diligence investigation in a merger and acquisition context. Nothing in this Letter Agreement obligates YEC to make an Acquisition Proposal or the Company to accept an Acquisition Proposal (as defined below) which may be made by YEC.

B. Upon YEC’s receipt of the Notice and for a period of seven (7) calendar days thereafter (which time period may be extended by mutual written agreement of the Company and YEC) (as such period may be extended, the “Negotiation Period”), the Company agrees not to enter into any definitive agreement (including, without limitation, no shop or other exclusivity agreements, binding term sheet or acquisition agreement, or any similar agreement that provides for the Company to pay termination or break-up fees) with respect to an Acquisition Proposal with any party other than YEC. For avoidance of doubt, following the Negotiation Period, the Company shall be entitled to enter into any definitive agreement with any party without the obligation to notify YEC and the Company shall not, except as may be required by Israeli law, have any obligation to notify YEC with regard to any changes and/or developments in the negotiations with any such party.

C. With respect to an Acquisition Proposal for which YEC receives a Notice from the Company (a “Noticed Proposal”), the Company will be free after the expiration of the Negotiation Period for a period of one hundred and eighty (180) calendar days to enter into a definitive agreement with respect to the Noticed Proposal. If the Company enters into a definitive agreement with respect to the Noticed Proposal during such period and closes the Acquisition contemplated by such definitive agreement, YEC’s rights hereunder with respect to the Noticed Proposal will terminate. If the Company does not enter into a definitive agreement for the Acquisition contemplated by the Noticed Proposal during such one hundred and eighty (180) calendar day period, then the Company may not enter into any definitive agreement for, or close, an Acquisition without complying again in full with Section 1 of this Letter Agreement. Furthermore, if the Company receives a new Acquisition Proposal from a party other than the original third-party offeree (or its affiliate) (an “Additional Acquisition Proposal”), then the Company must comply again in full with the provisions of this Section 1 with respect to any such Additional Acquisition Proposal.

D. The Company agrees to act in good faith in all respects to carry out the intent of this Section 1 and will use its commercially reasonable efforts to ensure that the Company’s employees, shareholders, directors and other agents and representatives abide by the intent of this Section 1 and do not take any action inconsistent with this Section 1.

E. lf, at any time during the Negotiation Period, YEC definitively decides not to engage in or continue negotiations with the Company regarding an Acquisition Proposal or Additional Acquisition Proposal, as applicable, YEC shall provide written notice of such decision, the Negotiation Period shall terminate as of the date of such notice, and the provisions of the first two sentences of Section 1(C) of this Letter Agreement shall no longer apply to the Noticed Proposal or the Additional Acquisition Proposal.

F. For purposes of Section 1 of this Letter Agreement, “Acquisition” means a “Deemed Liquidation” as defined in the Company’s Articles of Association in effect on the date hereof, and “Acquisition Proposal” means a proposal from a third party relating to an Acquisition (including, but not limited to, a letter of intent or an oral or written indication or intention from a third party to pursue an Acquisition which the Company’s management believes, reasonably and in good faith, will result in a bona fide proposal from a third party relating to an Acquisition).

2.	Termination.

The rights and obligations described in Section 1 of this Agreement will terminate upon the earlier to occur of (i) the closing of an IPO (as such term is defined in the Company’s Articles of Association as in effect on the date hereof) (ii) the closing of a Deemed Liquidation or (iii) the date on which YEC shall hold less than 10% of the Company’s share capital, on a fully diluted basis.

3.	Miscellaneous.

This Letter Agreement will be exclusively governed by, and construed in accordance with, the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. If any provision of this Letter Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provisions, or such provision in its entirety, to the extent necessary, shall be severed from this Letter Agreement, and the balance of this Letter Agreement shall be enforceable in accordance with its terms. All notices, requests, demands and other communications to the Company or YEC provided for in this Letter Agreement will be made pursuant to Section 10.5 of the Purchase Agreement. The rights and obligations under this Letter Agreement may not be assigned or delegated, and any attempt to do so will be null and void, without the prior written consent of the Company and YEC. Any term of this Letter Agreement may be amended, and the observance of any term of this Letter Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and YEC. This Letter Agreement is the complete and exclusive statement regarding the subject matter hereof, and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Letter Agreement. In all events, the terms and provisions of this Letter Agreement will be enforceable notwithstanding any conflicting term or provision set forth in any of the other Transaction Documents. In the event of any conflict between any term or provision of this Letter Agreement and any term or provision set forth in any of the other Transaction Documents, such term or provision of this Letter Agreement will prevail over such term or provision set forth in any of such Transaction Documents. This Letter Agreement may be executed in one or more counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The titles and subtitles used in this Letter Agreement are used for convenience only and are not to be considered in construing or interpreting this Letter Agreement.

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Please acknowledge your agreement to the foregoing by signing in the space designated below.

Very truly yours,

ARGO MEDICAL TECHNOLOGIES

By:	/s/ Larry Jasinski
Title:	Director

ACCEPTED AND AGREED:

YASKAWA ELECTRIC CORPORATION

By:	/s/ Junji Tsuda
Title:	President